EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement(s) (No(s). 333-168264) on Form S-8 of our report dated June 24, 2015, which appears in this annual report on Form 11-K of the Cape Bank Employees' Savings & Profit Sharing Plan and Trust for the year ended December 31, 2014.

/s/ Baker Tilly Virchow Krause, LLP

Philadelphia, Pennsylvania
June 24, 2015